FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA
APR 07 1999
NO. C 6267-87
/s/ Dean Heller
DEAN HELLER, SECRETARY OF STATE

                      ARTICLES OF MERGER FOR
                        SHUR DE COR, INC.,
                       A NEVADA CORPORATION

      Pursuant to the provisions of Section 92A.200 of the Nevada Revised Statutes, Shur De Cor, Inc., a Nevada corporation (the "Corporation"), hereby adopts and files the following Articles of Merger as the surviving corporation to the merger of Interactive Marketing Technology, Inc., a New Jersey corporation ("IMT"), with and into the Corporation:

      FIRST: The name and place of incorporation of each corporation which is a party to this merger is as follows:

      Name                                      Place of Incorporation

      Shur De Cor, Inc.                         Nevada
      Interactive Marketing Technology, Inc.    New Jersey

      SECOND: The Agreement and Plan of Merger (the "Plan") governing the merger between the Corporation and IMT, has been adopted by the Board of Directors of the Corporation and IMT.

      THIRD: The approval of the shareholders of the Corporation and IMT was required to effectuate the merger. The number of shares of stock outstanding in each of the corporations (and the number of votes entitled to be cast) as of the date of the adoption of the Plan was as follows:

Entity               Type of Shares   Number of Shares Outstanding
---------------      --------------  ------------------------------
Shur De Cor, Inc.          Common                 1,051,000

Interactive Marketing
Technology, Inc.           Common                     2,500

      The number of shares of stock of each corporation which voted for and against the Plan was as follows:

Entity               Type of Shares   For      Against
------------------   --------------   ------   ----------
Shur De Cor, Inc.         Common      649,590      0

Interactive Marketing
Technology, Inc.          Common        2,500      0

      FOURTH: The number of votes cast for the Plan by each voting group entitled to vote was sufficient for approval of the merger by each such voting group.


      FIFTH: Following the merger Article I and Article IV to the Articles of Incorporation of the surviving corporation shall be amended as follows:

            A. Delete Article I in its entirety and substitute in its place the following:

                            ARTICLE I

      The name of the Corporation is Interactive Marketing Technology, Inc.

            B. Delete Article IV in its entirety and substitute in its place the following:

                            ARTICLE IV

         The amount of the total authorized capital stock of the Corporation is 60,000,000 shares of common stock, par value $.001 per share. Each share of common stock shall have one (1) vote. Such stock may be issued from time to time without any action by the stockholders for such consideration as may be fixed from time to time by the Board of Directors, and shares so issued, the full consideration for which has been paid or delivered, shall be deemed the full paid up stock, and the holder of such shares shall not be liable for any further payment thereof. Said stock shall not be subject to assessment to pay the debts of the Corporation, and no paid-up stock and no stock issued as fully paid, shall ever be assessed or assessable by the Corporation.

         The Corporation is authorized to issue 60,000,000 shares of common stock, par value $.001 per share.

      SIXTH: The complete executed Plan is on file at the registered office or other place of business of the Corporation.

      SEVENTH: A copy of the Plan will be furnished by the Corporation, on request and without cost, to any shareholder of either corporation which is a party to the merger.

      EIGHTH: The merger will be effective upon the filing of the Articles of Merger.

      DATED this 25th day of March 1999.


               SHUR DE COR, INC., a Nevada corporation

                    /s/ James R. Glavas
               By_______________________________________
                    James R. Glavas, President


                  /s/ Martin L. Smith
               By _______________________________________
                    Martin L. Smart, Secretary/Treasurer


STATE OF UTAH         )
                      : ss.
COUNTY OF SALT LAKE   )

      On the 25th day of March, 1999, personally appeared before me James R. Glavas and Martin L. Smart personally known to me or proved to me on the basis of satisfactory evidence, and who, being by me duly sworn, did say that they are the President and Secretary/Treasurer of Shur De Cor, Inc., and that said document was signed by them on behalf of said corporation by authority of its bylaws, and said James R. Glavas and Martin L. Smart acknowledged to me that said corporation executed the same.


               /s/ John Clayton

              ___________________________________________
               NOTARY PUBLIC

<Notary stamp of
John Clayton appears here>